Exhibit 99.1

One University Plaza, Suite 400
Hackensack, NJ 07601
FOR IMMEDIATE RELEASE

Caprius, Inc. Appoints New Board Member

- Kenneth Leung Brings Over 30 Years of Finance and Environmental Experience -

Hackensack, NJ - December 8, 2006 - Caprius, Inc. (OTCBB: CAPS) is pleased to announce Kenneth Leung was appointed to its Board of Directors effective December 6, 2006.

Mr. Leung brings over 30 years of experience in investing in the environmental industry. He currently is a Managing Director of Investment Banking-Environmental and the Chief Investment Officer of the Environmental Opportunity Funds at Sanders Morris Harris Group. Prior to joining Sanders Morris Harris, Mr. Leung served as Managing Director at Smith Barney Inc. Mr. Leung is a contributing writer to environmental publications and is an invited speaker at environmental and financial conferences and trade shows. He holds a BA from Fordham College and an MBA from Columbia University and resides in Brooklyn.

Mr. Leung is currently Chairman of American Ecology Corp., and sits on the Boards of AeroGrow Corp., Dewpoint Environmental, Inc. and SystemOne Technologies, Inc.

George Aaron, Chairman of Caprius, stated, “Ken is joining our Board at a very exciting time for the Company. With most of the R&D, as well as the arduous state approval process largely behind us, we are now focused on building market penetration for our SteriMed Systems. Ken brings together significant experience in both finance and the environmental industry and we look forward to benefiting from his expertise.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com

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Contacts:
Beverly Tkaczenko                                                                                                 John G. Nesbett
Caprius, Inc.                                                                                                           Institutional Marketing Services
Tel: (201) 342-0900, ext. 307                                                                                  Tel: (203) 972-9200
Email: beverlyt@caprius.com                                                                               Email: jnesbett@institutionalms.com